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                                                                    EXHIBIT 12.1


                                  OLYMPIC FINANCIAL LTD.
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)

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                                           SIX MONTHS ENDED
                                               JUNE 30,                           YEAR ENDED DECEMBER 31,
                                         -------------------     --------------------------------------------------------
                                           1997       1996         1996        1995        1994        1993         1992
                                         --------    -------     --------     -------     -------     ------      -------
COMPUTATION OF INCOME:
Income (loss) before income taxes and
  extraordinary item . . . . . . . . .   $(86,834)   $41,637     $ 96,004     $48,835     $ 6,030     $1,395      $(1,342)
Capitalized interest . . . . . . . . .         --         --           --          --          --         --           --
                                         --------    -------     --------     -------     -------     ------      -------
Income (loss) before income taxes and
  capitalized interest . . . . . . . .    (86,834)    41,637       96,004      48,835       6,030      1,395       (1,342)
Fixed charges. . . . . . . . . . . . .     20,347     12,507       26,366      17,784       5,700      1,927          878
                                         --------    -------     --------     -------     -------     ------      -------
Total income (loss) for computation. .   $(66,487)   $54,144     $122,370     $66,619     $11,730     $3,322      $  (464)
                                         --------    -------     --------     -------     -------     ------      -------
                                         --------    -------     --------     -------     -------     ------      -------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed
  representative of interest (a) . . .   $  2,105    $   558     $  1,173     $   614     $   284     $  129      $    68
INTEREST:
Interest on long-term debt . . . . . .     15,778     10,209       21,153      15,529       4,885      1,648          702
Interest other than funding of
  purchase of auto loans . . . . . . .      1,623      1,169        2,836         945         116         63           70
Amortization of debt placement . . . .        841        571        1,204         696         415         87           38
Capitalized interest . . . . . . . . .         --         --           --          --          --         --           --
                                         --------    -------     --------     -------     -------     ------      -------
Total fixed charges. . . . . . . . . .   $ 20,347    $12,507     $ 26,366     $17,784     $ 5,700     $1,927      $   878
                                         --------    -------     --------     -------     -------     ------      -------
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Ratio of earnings to fixed charges . .         --       4.33x        4.64x       3.75x       2.06x      1.72x          --
Deficiency in earnings to fixed
  charges. . . . . . . . . . . . . . .   $(86,834)        --           --          --          --         --      $(1,342)

ADDITIONAL INFORMATION:
Net rental expense . . . . . . . . . .   $  6,315    $ 1,675     $  3,520     $ 1,842     $   861     $  391      $   207
                                         --------    -------     --------     -------     -------     ------      -------
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(a) Portion of rental deemed representative of interest equals one third of rental expense.